                                                                    Exhibit 99.1

Alloy Announces Acquisition of CASS Communications

Adds Leading College and High School Advertising Company to its Media Portfolio.

NEW YORK, July 9 /PRNewswire/ -- Alloy Online, Inc. (Nasdaq: ALOY) (www.alloy.com ), a leading Generation Y-focused media and direct marketing company focused on the 70 million members of Generation Y, today announced that it has reached a definitive agreement to acquire CASS Communications, a leading provider of integrated advertising and marketing services connecting national advertisers and their agencies with the college and high school markets. Under the terms of the agreement, Alloy has issued approximately 1.7 million shares of stock and paid $9.7 million in cash and future performance based consideration to complete the acquisition. The transaction is expected to close in early August.

Founded in 1968, CASS' contracted media and promotional channels include college and high school newspapers reaching over 21 million readers. Additionally, CASS reaches over 6.5 million students on college and high school campuses through its outdoor and display media assets and provides marketers with full service event production and promotion capability. CASS is based in Chicago with offices in New York and Los Angeles.

Matt Diamond, Alloy's co-founder and CEO, commented, "We are extremely pleased to add CASS to our growing portfolio of media assets. The combination of CASS and Alloy will allow us to better serve the advertising community as CASS significantly increases our reach into the teen and young adult demographic groups. Additionally, CASS' management team, with over 30 years of experience helping organizations connect with college and high school students, enhances Alloy's capabilities in providing comprehensive and effective marketing programs for advertisers seeking the teen and collegiate audiences. Importantly, CASS brings to Alloy a number of long-term relationships with blue chip marketers who we will be able to introduce to the range of advertising services that Alloy provides."

Alan Weisman, CEO of CASS, added, "We are thrilled to bring together CASS and Alloy, two of the leaders in serving as marketing gateways to the teen and young adult market. By joining CASS' experience in the market and extensive relationships with advertisers together with Alloy's vast name database and broad array of media assets, we will be able to better capitalize on the growing demand for access to the vibrant college and high school markets."

Mr. Diamond concluded, "We anticipate that CASS will make a meaningful contribution to Alloy's sponsorship and advertising business going forward. We expect CASS to generate approximately $4 million in revenue, $600,000 of EBITDA and $400,000 of operating income for the balance of fiscal 2001, split roughly 75% and 25% between our third and fourth fiscal quarters, respectively. For fiscal 2002, we expect CASS to produce approximately $8 million in revenue, $2.5 million of EBITDA and $1.6 million in operating income. In acquiring CASS, we deployed a portion of the proceeds from our recent $18 million convertible preferred stock raise. Post deal, we still have over $25 million of cash remaining on our balance sheet, leaving Alloy with ample financial flexibility to continue executing our business plan."

About Alloy

Alloy Online, Inc. is a leading teen-focused media company and direct marketer providing community, content, commerce and entertainment to Generation Y, one of the fastest growing segments of the U.S. population. Alloy's convergent media model uses a wide range of media assets such as direct mail catalogs, Web sites, magazines, books and college guides to reach more than 10 million Generation Y members each month. Together, these media assets offer a unique blend of services through which teens can interact, share information, explore compelling and relevant content and shop for apparel, accessories, footwear, room furnishings and action sports equipment. Alloy further leverages its vast reach in the Generation Y community by offering a host of marketing and advertising services to marketers seeking to reach the Generation Y audience. For further information regarding Alloy, please visit our Web site ( www.alloy.com ) and click on "Investor Info".

This announcement may contain forward-looking statements that involve risks and uncertainties, including statements regarding our expectations and beliefs regarding our future results or performance that involve a number of substantial risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation" and "intend" and similar expressions as they relate to us or our management are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements and reported results should not be considered an indication of our future performance. Factors that might cause or contribute to such differences include, among others: our ability to achieve full year pro forma profitability this fiscal year; our ability to increase revenues, generate high margin sponsorship and multiple revenue streams, increase visitors to our and CCS' Web sites and build customer loyalty; our ability to manage all aspects of our convergent business model; our ability to develop our sales and marketing teams; our ability to capitalize on our sales and marketing efforts; our ability to develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; our ability to manage the risks and challenges associated with integrating newly acquired businesses; our ability to identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities; competition; seasonal sales fluctuations and general economic conditions. For a discussion of these and other risk factors see the Risk Factors section of our annual report on Form 10-K for the year ended January 31, 2001 which is on file with the Securities and Exchange Commission. We do not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in management's expectations, except as required by law.

Contacts: Sam Gradess

               Chief Financial Officer
               Alloy Online
               212-244-4307

               Investor Relations:
               Glenn Wiener/Chris Fullam
               PR21
               212-299-8888

                    MAKE YOUR OPINION COUNT -  Click Here
               http://tbutton.prnewswire.com/prn/11690X13212596


SOURCE Alloy Online, Inc.

CONTACT: Sam Gradess, Chief Financial Officer of Alloy Online,
212-244-4307; or investor relations, Glenn Wiener or Chris Fullam, both of PR21 for Alloy, 212-299-8888/